UNIVERSAL DETECTION TECHNOLOGY
                         9595 Wilshire Blvd., Suite 700
                              Los Angeles, CA 90212


VIA FACSIMILE/EDGAR                                       February 1, 2005


Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549-1004
Attention:  Jay S. Mumford, Esq.


          RE:    Universal Detection Technology
                 Registration Statement on Form SB-2 (File No. 333-117859) ACCELERATION REQUEST
                 ----------------------------------------------------------

Dear Mr. Mumford:

     Pursuant to Rule 461 under the Securities Act of 1933, as amended, Universal Detection Technology hereby requests the Securities and Exchange Commission to accelerate the effective date of the above-referenced Registration Statement and declare the Registration Statement effective as of 5:00 pm, Washington, D.C. time, on February 2, 2005, or as soon as practicable thereafter.





                                        Very truly yours,

                                        UNIVERSAL DETECTION TECHNOLOGY



                                        /s/ Jacques Tizabi
                                        -------------------------------------
                                        Jacques Tizabi
                                        Chief Executive Officer


cc: Julie M. Kaufer, Esq.